As filed with the Securities and Exchange Commission on July 23, 2014

Registration No. 333-126800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hittite Microwave Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2854672
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2 Elizabeth Drive Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

HITTITE MICROWAVE CORPORATION AMENDED AND RESTATED 1996 STOCK OPTION PLAN

HITTITE MICROWAVE CORPORATION 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Margaret K. Seif

Secretary

Hittite Microwave Corporation

c/o Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

(Name and Address of Agent For Service)

(781) 329-4700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-126800) (the “Registration Statement”) filed by Hittite Microwave Corporation (“Hittite”) with the Securities and Exchange Commission on July 22, 2005 and registering 2,282,532 shares of common stock, par value $0.01 per share (“Common Stock”), of Hittite for issuance under the Hittite Microwave Corporation Amended and Restated 1996 Stock Option Plan and 6,559,000 shares of Common Stock for issuance under the Hittite Microwave Corporation 2005 Stock Incentive Plan.

On June 9, 2014, Hittite entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Analog Devices, Inc., a Massachusetts corporation (“Analog Devices”), and BBAC Corp., a Delaware corporation and direct wholly owned subsidiary of Analog Devices (“BBAC”), pursuant to which BBAC merged with and into Hittite, with Hittite continuing as the surviving corporation and a wholly owned subsidiary of Analog Devices (the “Merger”). The Merger was completed on July 22, 2014.

In connection with the Merger, Hittite has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Hittite in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Hittite hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, the Commonwealth of Massachusetts, on this 23rd day of July, 2014.

HITTITE MICROWAVE CORPORATION

By:	/s/ William A. Martin
William A. Martin
President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Martin	Director, President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	July 23, 2014
William A. Martin

/s/ Margaret K. Seif	Director and Secretary	July 23, 2014
Margaret K. Seif

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